Exhibit 10.3

*** Text Omitted and Filed Separately

Pursuant to a Confidential Treatment Request

under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

SUPPLY AND SERVICES AGREEMENT

THIS SUPPLY AND SERVICES AGREEMENT (the “Agreement”) is entered into as of the Effective Date (as defined below) by and between VICAL INCORPORATED, a Delaware corporation (“Vical”), having an address of 10390 Pacific Center Court, San Diego, California, 92121, USA, and ASTELLAS PHARMA INC., a company organized under the laws of Japan (“Astellas”), having an address of 3-11, Nihonbashi-Honcho 2-Chome, Chuo-Ku, Tokyo 103-8411, Japan.

RECITALS

WHEREAS, Vical has developed expertise and owns or controls proprietary rights related to Compounds and Products in the Field (each as defined below);

WHEREAS, Astellas is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Astellas and Vical are entering into agreements of even date herewith granting Astellas exclusive rights to develop and commercialize Products in the Field (the “License Agreements”); and

WHEREAS, Astellas wishes to engage Vical to perform certain development and manufacturing services with respect to Compounds and Products on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 “Affiliate” shall mean, with respect to a particular party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “Applicable Laws” shall mean (a) applicable U.S. laws, rules and regulations, (b) if requested by Astellas, applicable European and Japanese laws, rules and regulations, and (c) such other applicable laws, rules and regulations as agreed in writing by the parties (such agreement not to be unreasonably withheld by Vical); provided, that, the laws, rules and regulations described in (b) and (c) shall be only be included in Applicable Laws if and to the extent Astellas provides guidance to Vical regarding such laws, rules and regulations.

1.3 “Astellas Indemnitee” shall have the meaning provided in Section 12.1.

1.4 “Calendar Quarter” shall mean each respective period of three consecutive months ending on March 31, June 30, September 30 and December 31.

1.5 “Calendar Year” shall mean each respective period of twelve (12) consecutive months beginning on January 1.

1.6 “Certificate of Analysis” shall have the meaning provided in Section 6.2(b).

1.7 “cGMP” shall mean those current Good Manufacturing Practice regulations relating to the production of pharmaceutical products for human use in effect at the time in question for the Manufacture of a Product in the country or jurisdiction in which the Product is Manufactured and certified by the relevant Regulatory Authority in such country including, if applicable, the Code of Federal Regulations, Part 21, Sections 210 and 211 and such other sections thereof as are designated by the title “Current Good Manufacturing Practices” and promulgated under the United States Federal Food, Drug and Cosmetic Act, as are in effect from time to time.

1.8 “CMC” shall mean chemistry, manufacturing and controls.

1.9 “CMV” shall mean cytomegalovirus.

1.10 “Commercial Products” shall have the meaning set forth in Section 3.1.

1.11 “Commercial Supply Agreement” shall have the meaning provided in Section 3.1.

1.12 “Commercially Reasonable Efforts” shall mean that level of efforts and resources consistent with commercially reasonable practices of a company in the pharmaceutical industry with respect to the research, development or supply of a pharmaceutical product at a similar stage of research, development or commercialization, taking into account relevant factors including, without limitation, measures of patent coverage, relative safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of such product, the regulatory structure involved, the market potential of such product and other relevant factors, including comparative technical, legal, scientific and/or medical factors, all as measured by the facts and circumstances in effect at the time the carrying out of such obligations is due.

1.13 “Compound” shall mean […***…] plasmid that encodes […***…] of glycoprotein B and/or phosphoprotein 65 […***…].

1.14 “Confidential Information” shall mean all Information and other proprietary scientific marketing, financial or commercial information or data, which is generated by or on behalf of a party or its Affiliates or which one party or any of its Affiliates has furnished or otherwise made available to the other party or its Affiliates, whether made available orally, in writing, or in electronic form. Confidential Information shall include all such information

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provided or made available pursuant to the Confidentiality Agreement. All Vical Technology (including, without limitation, all Vical Manufacturing Information) shall be Confidential Information of Vical. All Confidential Information shall be subject to the Article 10.

1.15 “Confidentiality Agreement” shall mean that certain Confidentiality Agreement […***…].

1.16 “Control” shall mean, with respect to any Information, Patent or other intellectual property right, possession by a party of the ability (whether by ownership, license or otherwise, but without taking into account any rights granted by one party to the other party under the terms of this Agreement) to grant access, a right to use, a license or a sublicense (as applicable) to such Information, Patent or other intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

1.17 “Cost of Goods” shall have the meaning provided in Section 5.2(b).

1.18 “Development Expenses” shall mean those costs and expenses incurred by Vical or for its account after the Effective Date in performing the activities described in Sections 2.1 and 2.2 of this Agreement, including, in each case, as applicable, (a) FTE costs at the FTE Rate, (b) the Transfer Price for Products used in performing such activities, including Products used for analytical, release and stability testing, and (c) costs and expenses paid or payable by Vical or for its account to a Third Party with respect to such activities.

1.19 “Development Plan” shall mean the annual plan for preclinical and clinical development of Products in the Field, including the budget for such activities to be performed by Vical, and any amendment or modification to such plan, which plan (other than such plan agreed as of the Effective Date) is drafted by the JDC and approved by the JSC under the License Agreements.

1.20 “Effective Date” shall mean the Effective Date of the License Agreements.

1.21 “EMA” shall mean the European Medicines Agency or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the European Union.

1.22 “Excluded Claim” shall have the meaning provided in Section 13.2(c)(vi).

1.23 “Executives” shall have the meaning provided in Section 13.2(b).

1.24 “Existing IND” shall mean the existing Investigational New Drug Application (including any amendments thereto) for Product in the Field, as filed by Vical with the FDA pursuant to 21 C.F.R. §312 and Controlled by Vical on the Effective Date.

1.25 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products in the United States.

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1.26 “Field” shall mean all therapeutic and prophylactic use to control or prevent CMV infection in (a) Immunocompromised Patients, including HSCT Recipients and SOT Recipients, and (b) human transplant donors, but excluding, in each case, any therapeutic or prophylactic use to control or prevent CMV infection other than as expressly described in clauses (a) and (b).

1.27 “First Commercial Sale” shall mean, with respect to a Product, the first sale for end use to a Third Party in a country or jurisdiction after the applicable Regulatory Authority has granted Regulatory Approval in such country or jurisdiction.

1.28 “Forecast” shall mean a written […***…] ([…***…])-month rolling quarterly forecast of estimated orders for Compounds and Non-Commercial Products, which shall include estimated orders for Compounds and Non-Commercial Products by Astellas and its Sublicensees, as well as Compounds and Non-Commercial Products necessary for development and regulatory work to be performed pursuant to Section 2.1 or 2.2 and other activities agreed in writing by the parties.

1.29 “FTE” shall mean the equivalent of the work time of a full-time employee or contractor of Vical or its Affiliate for a twelve (12) month period [(…***…)] based on […***…] ([…***…]) hours worked per twelve (12) month period.

1.30 “FTE Rate” shall mean the rate per FTE per twelve (12) month period, which rate shall be equal to […***…], as such rate may be adjusted by Vical annually, beginning after the first anniversary of the Effective Date, to correspond with increases in the Consumer Price Index of the United States Department of Labor for San Diego County, California.

1.31 “HSCT” shall mean transplantation of hematopoietic stem cells, including peripheral blood stem cells, cord blood stem cells and bone marrow.

1.32 “HSCT Recipient” shall mean a human recipient in a HSCT.

1.33 “HSCT Study” shall mean a Phase 3 Clinical Trial of a Product for use in HSCT Recipients in the Field.

1.34 “ICC” shall have the meaning set forth in Section 13.2(c)(i).

1.35 “ICC Rules” shall have the meaning set forth in Section 13.2(c)(i).

1.36 “Immunocompromised Patients” shall mean human patients whose immune system is not functioning normally because of an immunodeficiency disorder or other disease, or as the result of the administration of immunosuppressive drugs or other drugs that may indirectly cause a reduction of the immune system function. For the avoidance of doubt, elderly patients and pregnant women shall not be deemed Immunocompromised Patients solely because such patients are elderly or pregnant, respectively.

1.37 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, protocols, processes,

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knowledge, know-how, skill, experience, information, data and results (including pharmacological, toxicological, clinical, analytical and quality control data and results), regulatory filings, marketing reports, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.38 “JDC” shall mean the Joint Development Committee formed by the parties under the License Agreements.

1.39 “JSC” shall mean the Joint Steering Committee formed by the parties under the License Agreements.

1.40 “Label” shall refer to such labels and other written, printed or graphic matter, (a) upon the applicable product or any container or wrapper utilized with a Product, or (b) accompanying a Product, including, package inserts. “Labeled” or “Labeling” shall have correlative meaning.

1.41 “License Agreements” shall have the meaning provided in the Recitals.

1.42 “Losses” shall have the meaning provided in Section 12.1.

1.43 “Manufacture” shall mean all activities related to the manufacturing of a Compound or Product, or any ingredient thereof, whether in bulk, filled, finished or any other form, including manufacturing such Compound or Product for clinical or non-clinical use or for commercial sale, Packaging, Labeling, in-process and finished Product testing, release of such Product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of such Product, ongoing stability tests and regulatory activities related to any of the foregoing. “Manufactured” or “Manufacturing” shall have correlative meaning.

1.44 “Manufacturing Coordinators” shall mean the manufacturing coordinators designated by the parties under the License Agreements.

1.45 “Manufacturing Plan” shall mean (a) the annual plan for (i) CMC activities (including, without limitation, formulation, analytical and process development, and scale-up, stability, packaging and shipping studies) with respect to Compound and Product in the Field, including the budget for such activities to be performed by Vical and (ii) the Manufacture of Compound and Products in the Field, and (b) any amendment or modification to such plan, which plan (other than such plan agreed as of the Effective Date) is drafted by the Manufacturing Coordinators and approved by the JSC under the License Agreements.

1.46 “Manufacturing Process” shall have the meaning provided in Section 7.2.

1.47 “Non-Commercial Products” shall have the meaning set forth in Section 3.1.

1.48 “Objection Notice” shall have the meaning provided in Section 6.3(b).

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1.49 “Package” shall mean all containers, including bottles, cartons, shipping cases or any other like matter used in packaging or accompanying a Product. “Packaged” or “Packaging” shall have correlative meaning.

1.50 “Patents” shall mean (a) all patents, including design patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications and design patent applications, and (b) any renewal, divisional, continuation, continuation-in-part, or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, certificates of correction, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.51 “Phase 3 Clinical Trial” shall mean a pivotal clinical trial of a Product conducted in human patients in any country designed to ascertain efficacy and safety of such Product for the purpose of submitting an application for Regulatory Approval to the competent Regulatory Authority, including any human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) or its successor regulation.

1.52 “Product” shall mean any pharmaceutical product that contains one or more Compound(s), alone or as a Combination Product, including, in each case, all formulations, line extensions and modes of administration, including any pharmaceutical product containing any formulation of one or more Compound(s) with poloxamer CRL1005, but excluding, in each case, any formulation with the Vaxfectin Adjuvant. “Combination Product” shall mean any pharmaceutical product that contains one or more Compound(s) in combination with one or more other therapeutically and/or prophylactically active ingredient(s), whether packaged together or included in a prime-boost regimen or in the same therapeutic formulation, including, in each case, all formulations, line extensions and modes of administration, but excluding, in each case, any formulation with the Vaxfectin Adjuvant. For clarification, poloxamers, other delivery systems and adjuvants shall not be considered therapeutically and/or prophylactically active ingredients.

1.53 “Quality Agreement” shall have the meaning provided in Section 6.4.

1.54 “Raw Materials” shall have the meaning provided in Section 7.1.

1.55 “Regulatory Approval” shall mean any and all approvals (including individual and national price and reimbursement approvals, as applicable), licenses, registrations, or authorizations of any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental entity that are necessary to market and sell a Product in the Field in any country or regulatory jurisdiction.

1.56 “Regulatory Authority” shall mean any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of a Product in the Field in any country or regulatory jurisdiction.

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1.57 “Sale” shall have the meaning provided in Section 13.6(a).

1.58 “SOT” shall mean solid organ transplantation.

1.59 “SOT Recipient” shall mean a human recipient in a SOT.

1.60 “Specifications” shall mean the specifications for a Compound or Product mutually agreed to by the parties and changes to such specifications made at the request of a Regulatory Authority in the applicable country or jurisdiction or by mutual agreement of the parties from time to time. The Specifications for VCL-6365, VCL-6368 and Product as of the Effective Date have been agreed by the parties and provided under separate letter agreement.

1.61 “Sublicensee” shall mean a Third Party or Affiliate to whom Astellas has granted a sublicense of the right to research, develop, make, have made, use, sell, offer for sale, have sold or import a Product in the Field, beyond the mere right to purchase such Product.

1.62 “Term” shall have the meanings provided in Section 11.1.

1.63 “Third Party” shall mean any entity other than Vical or Astellas or an Affiliate of Vical or Astellas.

1.64 “Transfer Price” shall have the meaning provided in Section 5.2(a).

1.65 “U.S.” shall mean the United States of America and its territories and possessions, including Puerto Rico and the District of Columbia.

1.66 “Vaxfectin Adjuvant” shall mean Vical’s proprietary cationic lipid-based system known as Vaxfectin® comprising (±)-N-(3-aminopropyl)-N,N-dimethyl-2,3-bis(syn-9-tetradeceneyloxy)-1-propanaminium bromide (GAP-DMORIE) or derivatives thereof and one or more co-lipid(s), including 1,2-diphytanoyl-sn-glycero-3-phosphoethanolamine (DPyPE), which is claimed or disclosed in a Patent Controlled by Vical.

1.67 “VCL-6365” shall mean Vical’s proprietary compound known as VCL-6365.

1.68 “VCL-6368” shall mean Vical’s proprietary compound known as VCL-6368.

1.69 “Vical Indemnitee” shall have the meaning provided in Section 12.2.

1.70 “Vical Manufacturing Information” shall have the meaning provided in Section 3.2.

1.71 “Vical Technology” shall have the meaning provided in each of the License Agreements, as applicable.

2. DEVELOPMENT AND REGULATORY ACTIVITIES

2.1 Development Activities. Subject to the terms and conditions of this Agreement, Vical shall use Commercially Reasonable Efforts to perform (a) CMC activities (including, without limitation, formulation, analytical and process development, and scale-up, stability,

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packaging and shipping studies) with respect to Compound or Product in the Field as agreed in writing by the parties and set forth in the Manufacturing Plan, including CMC-related development with respect to Products in the Field as necessary for obtaining Regulatory Approval for Products in the Field in each of […***…] and (b) development and other activities, including clinical and non-clinical activities, with respect to Compound or Product in the Field as agreed in writing by the parties and set forth in the Development Plan. All Information generated by or on behalf of Vical in performing its obligations under this Section 2.1 relating to Compound or Product, together with all intellectual property rights (including, but not limited to, Patents) therein, shall be owned by Vical and shall be included in the Vical Technology under the applicable License Agreement, as appropriate, and pursuant to Section 13.8. Each of the Development Plan and the Manufacturing Plan as of the Effective Date for the first year after the Effective Date, and a summary of the Development Plan and the Manufacturing Plan for the second and third years after the Effective Date, including the number of FTEs to be used by Vical in performing development activities and CMC activities, respectively, relating to Products in the Field during such years, has been agreed to by the parties and provided under separate letter agreement.

2.2 Regulatory Activities. Subject to the terms and conditions of this Agreement, Vical shall use Commercially Reasonable Efforts to provide Astellas with reasonable assistance as provided in the Development Plan or otherwise agreed in writing by the parties in connection with Astellas’ preparation of such portions of filings with Regulatory Authorities for Products in the Field that relate to HSCT Study or other clinical study (including any study of a Product for use in SOT Recipients) design or CMC matters, and responses to questions from the applicable Regulatory Authorities with respect thereto.

2.3 Compliance with Laws; Disclosure Regarding Vical’s Efforts. Vical shall perform its obligations under Sections 2.1 and 2.2 in accordance with Applicable Laws. Vical shall keep Astellas informed as to the progress of the development and regulatory activities performed by Vical pursuant to Sections 2.1 and 2.2, including by providing updates through the JDC.

3. SUPPLY OF PRODUCTS

3.1 Supply Obligations. During the Term, Vical will Manufacture or have Manufactured and supply or have supplied, and Astellas shall purchase from Vical, (a) Compounds and Products (including placebo) for CMC, development and regulatory activities with respect to Compounds and Products in the Field (including activities performed by Vical pursuant to Sections 2.1 and 2.2) (such Products, the “Non-Commercial Products”), and (b) following execution of, and subject to, the Commercial Supply Agreement (as defined below), Products for commercial requirements of Astellas and its Sublicensees, including Products to be marketed, sold, offered for sale or distributed by or on behalf of Astellas or its Sublicensees to customers in the Field pursuant to the License Agreements (such Products, the “Commercial Products”). Vical and Astellas shall negotiate in good faith and execute an amendment to this Agreement to include terms and conditions applicable to the supply by Vical of Commercial Products in addition to those terms and conditions applicable to Products contained herein including, but not limited to, (i) the form of Commercial Product to be Manufactured and supplied by Vical (i.e., finished form of Products or bulk form of Products) and (ii) the timing

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and content of forecasts and purchase orders to be submitted by Astellas to Vical for Commercial Products (such agreement, the “Commercial Supply Agreement”). The Commercial Supply Agreement shall be subject to this Agreement and will be executed by the parties no later than […***…] for Regulatory Approval of a Product in the Field. In case that Vical entrusts with a Third Party Manufacture of the Compound, Non-Commercial Product and/or the Commercial Product, such Third Party shall be approved in writing by Astellas prior to commencement of such entrustment, which approval shall not be unreasonably withheld or delayed.

3.2 Transfer of Vical Manufacturing Information. Starting no later than six (6) months after first Regulatory Approval of the first Product in the Field or such earlier date as requested in writing by Astellas, the parties shall work together to agree to a plan for transitioning responsibility for the Manufacture and supply of Compounds and Products in the Field to Astellas or its designated contract manufacturer, and the parties shall use Commercially Reasonable Efforts to implement such plan and complete such transfer as promptly as possible, but […***…] or such earlier date as agreed in writing by the parties. Such plan shall provide for the transfer by Vical to Astellas or its designated contract manufacturer of all Vical Manufacturing Information and for Vical to provide reasonable assistance to enable Astellas or its designated contract manufacturer to Manufacture and supply Compounds and Products in the Field in accordance with the licenses and sublicenses granted under the applicable License Agreements. Such transfer and assistance will be provided at Astellas’ sole expense according to a budget included in such plan (including, without limitation, any expense to perform any necessary clinical studies required in connection with the transfer of the Manufacture and supply of Compounds and Products in the Field to Astellas or its designated contract manufacturer). “Vical Manufacturing Information” shall mean all Vical Technology necessary or useful for the Manufacture and supply of Compounds and Products in the Field, including all necessary quality control Information, plasmid hosts and master cell banks in Vical’s possession.

4. FORECASTS AND PURCHASE ORDERS FOR COMPOUNDS AND NON-COMMERCIAL PRODUCTS

4.1 Forecasts. Astellas shall provide Vical with an initial Forecast for Compounds and Non-Commercial Products promptly following finalization of the protocol for the HSCT Study. Thereafter, no later than […***…] ([…***…]) days prior to each Calendar Quarter (or such other times as agreed by the parties in writing with respect to clinical supply of Products), Astellas shall provide Vical with Forecasts for Compounds and Non-Commercial Products, with such Forecasts including a breakdown of orders on a study-by-study basis and the type and form of Compounds and Non-Commercial Products required (i.e., Compounds, formulated bulk Non-Commercial Products and/or finished Non-Commerical Products). Following receipt of a Forecast, Vical shall add to such Forecast amounts of Compounds and Non-Commercial Products necessary for analytical, release and stability testing, CMC, development and regulatory work to be performed pursuant to Section 2.1 or 2.2 and other activities agreed in writing by the parties (to the extent not already included in the Forecast provided by Astellas), which amounts of Products shall be automatically deemed included in such Forecast, and Vical shall provide Astellas such updated Forecast. The parties agree that, unless otherwise agreed in writing by the parties, with respect to any Forecast, Astellas shall order and purchase one hundred percent

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(100%) of the volume of Compounds and Non-Commercial Products set forth in each Forecast for the first […***…] ([…***…]) months of such Forecast; provided that, Astellas may request that Vical supply more than one hundred percent (100%) of the volume of Compounds and Non-Commercial Products set forth in each Forecast for the first […***…] ([…***…]) months of such Forecast, and Vical shall not be obligated to Manufacture or supply Astellas with such additional quantities of Compounds and Non-Commercial Products but shall use Commercially Reasonable Efforts to do so.

4.2 Purchase Orders. Astellas shall order Compounds and Non-Commercial Products by submitting written purchase orders, in such form as the parties shall agree from time to time, to Vical specifying the quantities of Compounds and Non-Commercial Products ordered (which shall be consistent with the requirements in Section 4.1), the type and form of Compounds and Non-Commercial Products ordered (i.e., Compounds, formulated bulk Non-Commercial Products and/or finished Non-Commercial Product), the desired shipment date for such Compounds and Non-Commercial Products and any special shipping instructions. Astellas shall order Compounds and Non-Commercial Products in lots of a defined number of units/lot pursuant to each purchase order as reasonably specified by Vical. Astellas shall submit each purchase order to Vical at least […***…] ([…***…]) days in advance of the desired shipment date specified in such purchase order. Vical shall use Commercially Reasonable Efforts to make each shipment of Compounds and Non-Commercial Products in the quantity and on the shipment date specified for it on Astellas’ purchase order, via the mode(s) of transportation and to the party and destination specified on such purchase order. Any purchase orders for Compounds and Non-Commercial Products submitted by Astellas to Vical shall reference this Agreement and shall be governed exclusively by the terms contained herein. The parties hereby agree that, with respect to supply of Compounds and Non-Commercial Products, the terms and conditions of this Agreement shall supersede any term or condition in any order, confirmation or other document furnished by Astellas or Vical that is in any way inconsistent with these terms and conditions.

4.3 Quantity of Orders. The parties will discuss and agree on the configuration of Compounds and Non-Commercial Products (e.g., in boxes, bottles, etc.) for purposes of Forecasts and purchase orders of Compounds and Non-Commercial Products pursuant to this Article 4.

5. PAYMENTS

5.1 Development Expenses. Astellas shall reimburse Vical for all Development Expenses (excluding the Transfer Price for Compounds and Products included in such Development Expenses to the extent Astellas has already paid the Transfer Price for such Compound and Products pursuant to Section 5.2) that do not exceed the total budget for such Development Expenses as set forth in the Development Plan or the Manufacturing Plan, as the case may be (or as otherwise agreed in writing by the parties with respect to activities that are not set forth in the Development Plan or Manufacturing Plan) by more than […***…] percent ([…***…]%) of the total budget for such Development Expenses, on an annual basis, unless otherwise approved by the JSC. If Vical reasonably anticipates that actual Development Expenses for a given year will exceed the budget for such Development Expenses as set forth in the Development Plan, Manufacturing Plan or other budget agreed in writing by the parties by more than […***…] percent ([…***…]%), the JDC and/or Manufacturing Coordinators, as appropriate, shall promptly prepare and

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submit to the JSC proposed changes to the Development Plan, Manufacturing Plan, or other budget, as the case may be, to reflect an appropriate increase in the budget for such Development Expenses, together with a reasonable explanation, for review and approval by the JSC. The JSC shall promptly, and in any event within […***…] ([…***…]) days of submission of such changes by the JDC or Manufacturing Coordinators, review and use good faith efforts to promptly agree to amend the Development Plan, Manufacturing Plan, or such other budget, as the case maybe, to reflect such changes, or keep them as they are (including, if applicable, an agreement that such amendment shall apply retroactively to actual Development Expenses that exceeded the applicable budget by more than […***…] percent ([…***…]%) prior to such amendment). The parties agree that, for purposes of expediting such review and approval, the JSC shall be permitted to review and approve such amendments via email. For Astellas’ due budget control, Vical agrees to submit to Astellas (a) a monthly report of the Development Expenses incurred by Vical for each calendar month during the Term, within […***…] ([…***…]) days following the end of such calendar month, and (b) a […***…] report of the Development Expenses incurred by Vical as compared against the budget for such Development Expenses for each […***…] during the Term, within […***…] ([…***…]) days following the end of such […***…].

5.2 Supply of Products.

(a) Transfer Price. Astellas shall pay Vical a transfer price for Compounds and Products as follows: (i) for Compounds supplied by Vical under this Agreement to be used (whether by or for Astellas or Vical) in CMC, development and regulatory activities, Cost of Goods for such Compound; provided, however, that in no event shall such transfer price exceed US$[…***…] per milligram for VCL-6365 and US$[…***…] per milligram for VCL-6368, (ii) for Non-Commercial Products (including placebo) supplied by Vical under this Agreement, including reference standard and Products for validation runs and analytical, release and stability testing, Cost of Goods for such Non-Commercial Products; provided, however, that in no event shall such transfer price exceed (A) for finished Non-Commercial Product, US$[…***…] per one vial of the finished Non-Commercial Product containing one dose of five milligrams of Compound per one milliliter of the finished Non-Commercial Product and (B) for formulated bulk Non-Commercial Product, US$[…***…] per milligram of Compound contained in such formulated bulk Non-Commercial Product; and (iii) for Commercial Products to be supplied by Vical under this Agreement following execution of the Commercial Supply Agreement, including Products for analytical, release and stability testing, an amount equal to the Cost of Goods for such Commercial Products plus […***…] percent ([…***…]%); provided, however, that, if Astellas purchases at least […***…] vials of Commercial Products (or, if applicable, at least such amount of Compound contained in […***…] vials of Commercial Products) in a given Calendar Year, then in no event shall the transfer price for such Commercial Products purchased in such Calendar Year exceed (A) for finished Commercial Product, US$[…***…] per one vial of the finished Commercial Product containing one dose of five milligrams of Compound per one milliliter of the finished Commercial Product and (B) for formulated bulk Commercial Product, US$[…***…] per milligram of Compound contained in such formulated bulk Commercial Product; provided further, that, if pursuant to the Commercial Supply Agreement, the parties agree that Vical will Manufacture and supply Compound in addition to or instead of Products for Astellas’ and its Sublicensees commercial purposes under this Agreement, the transfer price for such Compound shall be an amount equal to Cost of Goods for such Compound plus […***…] percent ([…***…]%); provided, however, that, if Astellas purchases at least […***…] vials of Commercial

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Products (or, if applicable, at least such amount of Compound contained in […***…] vials of Commercial Products) in a given Calendar Year, then in no event shall the transfer price for such Compounds purchased in such Calendar Year exceed US$[…***…] per milligram for VCL-6365 and US$[…***…] per milligram for VCL-6368 (in each case, the “Transfer Price”).

(b) Cost of Goods. “Cost of Goods” means the actual fully-burdened cost of Compound, Non-Commercial Product (including placebo) and/or Commercial Product shipped. As used herein, the cost of Compound, Non-Commercial Product (including placebo) and/or Commercial Product means (i) in the case of products, materials (including, but not limited to, poloxamer CRL1005), reagents and services acquired from Third Parties for use in connection with Manufacturing and/or supplying Compound, Non-Commercial Product and/or Commercial Product, payments made to such Third Parties, and (ii) in the case of Manufacturing and supply services performed by Vical or its Affiliate, the actual unit costs of Manufacture in bulk form or final Manufacturing (including the costs of any Packaging purchased by Vical, but excluding any costs of Packaging and Labeling purchased and provided by Astellas pursuant to Section 7.3, if any, and any costs for which Vical is reimbursed pursuant to Section 5.2(c)), as the case may be, plus the variances and other costs specifically provided for herein. Actual unit costs shall consist of direct material and direct labor costs, plus manufacturing overhead reasonably allocable to such Manufacturing and supply services, of Vical or its Affiliate, in each case in accordance with reasonable cost accounting methods, consistently applied. Direct material costs shall include the costs incurred in purchasing materials, including sales and excise taxes imposed thereon and customs duty and charges levied by Regulatory Authorities, and all costs of packaging components. Direct labor shall include all actual FTE costs of employees and contractors engaged in direct Manufacturing or supply activities and direct quality control and quality assurance activities who are directly employed in Manufacturing and supply services. Manufacturing overhead allocable to Manufacturing and supply services may include indirect labor, facilities’ start-up costs, unsuccessful or low yielding production runs, excess or idle capacity, the costs of audits, insurance, and Manufacturing and supply administrative and facilities costs, including allocable depreciation and repairs and maintenance of existing capital assets. Such allocations shall be in accordance with reasonable cost accounting methods, consistently applied, of Vical or its Affiliate.

(c) Shipping Materials. Astellas shall reimburse Vical for all costs incurred by Vical in purchasing, at the request of Astellas, shipping materials (including shipping containers and packaging) for Products and/or Compounds.

5.3 Invoices; Method of Payments.

(a) Invoices. Vical shall invoice Astellas for Development Expenses and, if applicable, any costs incurred by Vical in purchasing shipping materials for Compounds and Products, on a monthly basis within […***…] ([…***…]) days following the end of each month. Vical shall invoice Astellas for the aggregate Transfer Price of Compounds and Products at the time of shipment of such Compounds and Products. For purposes of this Section, the style and content of the invoice issued by Vical pursuant to this Section shall be agreed in advance by Vical and Astellas. Vical also agrees to notify Astellas by e-mail of the amount to be invoiced under this Section 5.3(a) for the last month of each Calendar Quarter within […***…] ([…***…]) business days following the end of such Calendar Quarter on a best estimate basis.

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(b) Method of Payments. All payments due hereunder to Vical shall be paid to Vical in U.S. Dollars not later than […***…] ([…***…]) days following the date of the applicable invoice, unless, in the case of payment for Compounds and Products, such shipment of Compounds or Products is rejected in accordance with the provisions of Section 6.3. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Vical, unless otherwise specified in writing by Vical.

(c) Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of […***…] percent ([…***…]%) above the U.S. Prime Rate (as set forth by Bloomberg (Ticker symbol PRIME index)); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Vical from exercising any other rights it may have as a consequence of the lateness of any payment.

5.4 Records; Audits. Vical shall keep complete, fair and true books of accounts and records for the purpose of determining the amounts payable to Vical pursuant to this Agreement, including Development Expenses and Cost of Goods. Such books and records shall be kept for […***…] ([…***…]) years following the end of the Calendar Quarter to which they pertain. Astellas shall have the right to cause an independent, certified public accountant, reasonably acceptable to Vical, to audit such records to confirm Development Expenses and Cost of Goods for a period covering not more than the preceding […***…] ([…***…]) years. Such audits may be exercised during normal business hours upon reasonable prior written notice to Vical. Prompt adjustments shall be made by the parties to reflect the results of such audit. Astellas shall bear the full cost of such audit unless such audit discloses an overpayment by Astellas of more than five percent (5%) of the amount of payments due under this Agreement, in which case, Vical shall bear the full cost of such audit and shall promptly remit to Astellas the amount of any overpayment.

6. DELIVERY; QUALITY ASSURANCE; ACCEPTANCE

6.1 Delivery Terms. Vical will deliver Compounds and/or Products to Astellas in such quantities and on the delivery dates as are specified in purchase orders. Deliveries shall be made […***…] (Incoterms 2010) Vical’s or its Third Party manufacturer’s designated facility. For clarification, Astellas shall be responsible for the costs of shipping materials for Products as set forth in Section 5.2(c).

6.2 Testing; Certificate of Analysis.

(a) Batch Testing. Vical will perform standard analytical testing of each Manufactured batch of Compounds and/or Products to be delivered to Astellas to verify that each of them meets the Specifications according to the procedure described in the corresponding documentation and that Compounds and/or Products were Manufactured in accordance with Applicable Laws.

(b) Certificate of Analysis. Vical shall provide a certificate of analysis (the “Certificate of Analysis”), and any other documentation necessary for Astellas to release into commerce and sell Products under all Regulatory Approvals, to Astellas with each shipment of

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Compounds and/or Products supplied hereunder. Such Certificate of Analysis shall certify with respect to each shipment and batch (identified by batch number) (i) the quantity of the shipment, and (ii) that delivered Compounds and/or delivered Products conforms to the Specifications, respectively, as well as any further information required by the relevant Regulatory Authorities that Astellas may have previously notified Vical is necessary. Astellas shall be under no obligation to accept any shipment of Compounds and/or Products without an accompanying Certificate of Analysis.

6.3 Acceptance and Rejection.

(a) Rejection. Astellas may reject any shipment (or portion thereof) of Compounds and/or Products if such shipment fails to conform to any warranty set forth in Section 9.1 of this Agreement by providing to Vical written notice of such rejection and the reasons therefor within […***…] ([…***…]) days after delivery of such shipment; otherwise, Astellas shall be deemed to have accepted such shipment of Compounds and/or Products.

(b) Dispute Procedure. Astellas’ basis for rejection shall be conclusive unless Vical notifies Astellas in writing, within […***…] ([…***…]) days of Vical’s receipt of notice that Astellas is rejecting the Compounds and/or the Products, that Vical disagrees with such basis for rejection (an “Objection Notice”). If Astellas and Vical fail within ten (10) days after delivery of the Objection Notice to agree as to whether the Compounds and/or the Products are defective, representative samples of the batch of the Compounds in question and/or the Products in question shall be submitted to a mutually-acceptable independent laboratory or consultant for analysis or review. The results of such evaluation shall be binding upon the parties. The parties shall share equally the cost of such evaluation except that the party that is determined to have been incorrect in its determination of whether the Compounds and/or the Products should be rejected shall assume the responsibility for, and pay, the costs of any such evaluation and reimburse the other for any amounts previously paid to the independent laboratory or consultant in connection with that determination.

(c) Payment for Rejected Compounds and/or Rejected Products. If any shipment of Compounds and/or Products is rejected by Astellas, Astellas’ obligation to pay all amounts payable to Vical in respect of the rejected shipment shall be suspended unless and until there is a determination by the independent laboratory or consultant in support of Vical’s Objection Notice in accordance with Section 6.3(b). If only a portion of a shipment is rejected, Astellas’ duty to pay the amount allocable to the defective portion only shall be suspended.

(d) Remedy for Rejected Compounds and/or Rejected Products. If a shipment or partial shipment is rejected by Astellas pursuant to the provisions of this Section 6.3 and there is not a determination by the independent laboratory or consultant in support of Vical’s Objection Notice in accordance with Section 6.3(b), Astellas shall return to Vical at Vical’s request and expense (or, at the election of Vical, destroy at Vical’s expenses and provide evidence of such destruction to Vical) any such rejected Compounds and/or any such rejected Products. Vical shall (i) credit the original invoice in respect of the rejected Compounds and/or the rejected Products, and (ii) adjust the invoice to Astellas for any Compounds that were not rejected and/or any Products that were not rejected, payment of which is due in accordance with the terms of the original invoice. The foregoing sentence sets forth the sole and exclusive

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remedy of Astellas for any rejection of Compounds and/or Products pursuant to this Section 6.3 and any breach by Vical of Section 9.1 of this Agreement other than a breach of the warranty set forth in Section 9.1(a) that cannot be discovered in the course of inspection or testing conducted by Astellas upon receipt of Compounds or Products, as applicable.

(e) Replacement Compounds and/or Products. During the pendency of any rejection discussions Vical shall use Commercially Reasonable Efforts to supply Astellas with replacement Compounds and/or replacement Products which Astellas shall purchase on the same terms as the Compounds and/or the Products that are the subject of the rejection discussions.

6.4 Quality Agreement. Within […***…] ([…***…]) days from the Effective Date, the parties will enter into an agreement that details the quality assurance obligations of each party (“Quality Agreement”) with respect to the Manufacture and supply of the Compounds and Non-Commercial Products pursuant to this Agreement. The Quality Agreement with respect to the Manufacture and supply of the Commercial Products will be executed within […***…] ([…***…]) days from the date of execution of the Commercial Supply Agreement.

7. MANUFACTURE OF NON-COMMERCIAL PRODUCTS AND COMPOUNDS

7.1 Raw Materials. Vical shall be responsible for obtaining, and shall store at no cost to Astellas, any raw materials, components and other ingredients (excluding Packaging and Labeling materials to be provided by Astellas) (“Raw Materials”) required for the Manufacture and supply of Compounds and/or Non-Commercial Products pursuant to this Agreement, in reasonable quantities consistent with Astellas’ Forecasts and purchase orders.

7.2 Manufacture of Compound and Non-Commercial Product; Changes to Specifications or to the Manufacturing Process. Vical will Manufacture Non-Commercial Products in accordance with the Specifications, cGMPs and Applicable Laws, including, as applicable, any laws, rules, guidelines, regulations, guidance, points to consider documents and standards of the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local authorities that apply to the Manufacture of Compounds and Non-Commercial Products. The parties shall notify each other within […***…] ([…***…]) hours of any new instructions or specifications required by Regulatory Authorities with jurisdiction over the Manufacture, import, export, use or sale of Products in the Field, and the parties shall confer with each other with respect to any response regarding such instruction or specification and the best means to comply with such requirements. If Vical intends to make any changes to the Specifications, or in the Raw Materials, equipment, process or procedures used to Manufacture, the Compounds and Non-Commercial Products (the “Manufacturing Process”), (a) which would require an amendment of the Existing IND or (b) which the Manufacturing Coordinators have agreed in writing should be changed only with Astellas’ prior written consent, Vical shall obtain the prior written consent of Astellas through the Manufacturing Coordinators with respect to any such proposed changes to the Specifications or the Manufacturing Process. Further, Vical shall promptly notify Astellas in writing through the Manufacturing Coordinators of any and all changes to the Specifications or the Manufacturing Process actually implemented. Any changes to the Specifications or to the Manufacturing Process shall be in compliance with all Regulatory Approvals for the Product. Astellas shall be responsible for the costs of implementing any changes to the Specifications or to the Manufacturing Process (including any

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capital expenditures), unless such changes were requested by Vical and were not required by applicable laws, rules or regulations, in which case Vical shall be responsible for the costs of implementing such changes.

7.3 Labeling and Packaging. With respect to Compounds and Non-Commercial Products, Astellas shall provide to Vical or Vical’s designee its instruction for any Labels and Packaging therefor or, if agreed by the parties, Astellas may provide to Vical or Vical’s designee any or all Labels and Packaging for Compounds and Non-Commercial Products, at Astellas’ sole costs and expenses. All Product Labels and Packaging or trade dress shall comply with applicable laws, rules and regulations. Astellas shall be solely responsible for ensuring the accuracy of all information contained on all Labels and Packaging for Compounds and Non-Commercial Products and for the compliance of all such Labels and Packaging with applicable laws, rules and regulations. Should Astellas desire or Astellas or Vical be required pursuant to applicable laws, rules and regulations to make any change in any such Labels or Packaging, Astellas shall be responsible for procuring the updating of all artwork and text associated with such change and providing such changes and, if the parties have agreed that Astellas will supply such Labels and Packaging, corresponding changed Labels and Packaging to Vical or Vical’s designee. Vical’s obligations to supply Astellas and its Sublicensees with Compounds and Non-Commercial Products shall be contingent upon Vical’s or Vical’s designee’s timely receipt of Labels and Packaging, or instructions for Labels and Packaging, as appropriate, and other necessary items from Astellas, if applicable.

7.4 Product Shortfall. Vical shall use Commercially Reasonable Efforts to avoid shortfalls in supply of Compounds and/or Non-Commercial Products based on the Forecasts provided by Astellas. In the event Vical is unable to supply to Astellas, in whole or in part, Compounds and/or Non-Commercial Products requested for any reason (except to the extent caused by Astellas), then, in addition to other rights or remedies available, Vical shall promptly notify Astellas, in writing, of such shortage, or potential shortage, or inability to timely supply Compounds and/or Non-Commercial Products and, if possible, the date when Vical will again be able to supply Compounds and/or Non-Commercial Products. Vical will use Commercially Reasonable Efforts to remedy any shortfall of Compounds and/or Non-Commercial Products as soon as practicable and Vical will allocate its available production capacity for the production of Compounds and/or Non-Commercial Products in a manner proportional to the utilization of all customers (including Vical) of such capacity in the prior […***…] ([…***…]) month period.

7.5 Maintenance of Inventory. Astellas shall maintain an inventory of Compounds and Non-Commercial Products at a level sufficient to enable Astellas to meet reasonable demands for Non-Commercial Products in the Field.

8. REGULATORY

8.1 Regulatory Compliance. Vical shall comply with all regulatory requirements with respect to Compounds and Products imposed by Applicable Laws upon Vical as the manufacturer of Compound and Product. Vical shall, on a timely basis, provide Astellas with such information in Vical’s possession as the manufacturer of Compound and Product as reasonably required by Astellas. For Vical’s compliance with all regulatory requirements mentioned above, if required by the Regulatory Authority directly or through Astellas, Vical

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shall, and shall cause its Third Party manufacturer to, allow a Regulatory Authority to conduct inspection of the facilities at which Compound and/or Product are Manufactured. In case that Vical or its Third Party manufacturer receives request or notice of inspection by a Regulatory Authority of the facilities at which Compound and/or Product are Manufactured, Vical shall promptly so notify Astellas. Upon request by Astellas, Vical shall, and shall cause its Third Party manufacturer to, permit Astellas’ representative to be present in such inspection by the Regulatory Authority; provided, however that, for clarification, all information made available to Astellas or its representative during such meeting shall be considered Vical Manufacturing Information.

8.2 cGMP Compliance and QA Audits. Upon written request to Vical, once per Calendar Year, Astellas shall have the right to have representatives visit Vical’s and/or its Third Party manufacturer’s Manufacturing facilities during normal business hours to discuss any related issues with Vical’s and/or its Third Party manufacturer’s Manufacturing and management personnel and to review and inspect (a) Vical’s and/or its Third Party manufacturer’s Manufacturing and storage facilities, (b) the quality control procedures, and/or (c) any records and reports pertinent to the Manufacture, disposition or transport of Products as may be necessary to evidence Vical’s and/or its Third Party manufacturer’s compliance with all applicable laws, rules and regulations relating to the Manufacture of Product, including compliance with cGMP; provided, however, that with respect to for-cause inspections, Astellas shall be permitted to conduct such for-cause inspections more than once per Calendar Year. Astellas shall have the right to conduct QM/QP inspection for Manufacture at Vical of Products for use in a HSCT Study no later than […***…] prior to such Manufacture (it being understood that certain amount of bulk Compound in total quantities thereof that would be used in such Manufacture has been manufactured prior to the Effective Date and provided that this Agreement has been signed with sufficient time to allow inspection within such a timeframe for finished Non-Commercial Product for such HSCT Study).

8.3 Recall of Products. For any Product, in the event that: (a) any Regulatory Authority issues a request, directive or order that such Product be recalled or retrieved; (b) a court of competent jurisdiction orders that such Product be recalled or retrieved; or (c) Astellas reasonably determines, after reasonable, good faith discussion with Vical if time permits, that such Product should be recalled or retrieved, Astellas shall promptly notify Vical of such event and shall conduct such activity and take appropriate corrective actions, and Vical shall provide such assistance to Astellas as is reasonably necessary to carry out such activities. All costs and expenses of such recall and corrective actions shall be the responsibility of Astellas, provided however, to the extent the recall can be attributed to the negligence or willful misconduct of Vical or Vical’s breach of this Agreement, Vical shall be responsible for such cost and expense to the extent of such negligence, willful misconduct or breach. For purposes hereof, such cost and expenses shall be limited to reasonable, actual and documented costs incurred by the parties for such recall, withdrawal or correction, and replacement of Products to be recalled.

8.4 Permits. Vical represents and warrants to Astellas that it has and will maintain during the Term all government permits, including, health, safety and environmental permits, necessary for the conduct of the actions and procedures that it undertakes pursuant to this Agreement.

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8.5 Documentation. Vical shall keep complete, accurate and authentic accounts, notes, data and records of the work performed by Vical under this Agreement (including all manufacturing master production and control records, batch production and control records, production procedures, testing documentation, and shipping records) and shall maintain complete and adequate records pertaining to the methods and facilities used for the Manufacture, processing, testing, packing, labeling, holding and distribution of Compounds and Products in accordance with Applicable Laws. Vical agrees that, in response to any complaint, or in the defense by Astellas of any litigation, hearing, regulatory proceeding or investigation relating to the Products, Vical shall use Commercially Reasonable Effort to make available to Astellas during normal business hours and upon reasonable prior written notice, such Vical employees and records reasonably necessary to permit the effective response to, defense of, or investigation of such matters, subject to appropriate confidentiality protections. Except the case that such complaint or the litigation, hearing, regulatory proceeding or investigation relating to the Products is caused due to Vical’s gross negligence, willful misconduct or breach of this Agreement, Astellas shall reimburse Vical for all reasonable costs and expenses incurred by Vical in connection with the performance of Vical’s obligations under the immediately preceding sentence.

8.6 Samples. Vical shall retain samples of Compounds and Non-Commercial Products for a period requested by Astellas after Astellas’ acceptance of such batch, which period shall in no event exceed the longer of […***…] ([…***…]) years or the minimum period required by applicable law.

9. REPRESENTATIONS AND WARRANTIES

9.1 Product Warranty. Vical represents and warrants that Compounds and Products delivered hereunder will (a) be Manufactured by Vical in accordance with all applicable Regulatory Approvals, cGMPs and Applicable Laws, (b) conform to the Specifications at the time of delivery, (c) not be adulterated under Applicable Laws at the time of delivery, and (d) be supplied in accordance with the Quality Agreement.

9.2 No Debarred or Disqualified Persons. Vical represents and warrants that is not debarred under the United States Federal Food, Drug and Cosmetic Act or comparable laws in any other country or jurisdiction, and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred, in connection with the performance of activities pursuant to this Agreement. In the event that Vical becomes aware of the debarment or threatened debarment of any person or entity providing services to Vical which directly or indirectly relate to activities under this Agreement, Astellas shall be immediately notified in writing.

9.3 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance

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with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

9.4 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, OR ANY OTHER WRITTEN AGREEMENT BETWEEN THE PARTIES, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF PRODUCTS.

9.5 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided however, that this Section 9.5 shall not be construed to limit either party’s indemnification obligations under Article 12 or its right to obtain recover damages for breach of Article 10. For clarification, payments under Article 5 shall not be considered special, incidental, consequential or punitive damages.

10. CONFIDENTIALITY

10.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and continuing until […***…] ([…***…]) years after expiration or termination of the later to expire or terminate of the License Agreements, each party (in such capacity, the “receiving party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement or the Confidentiality Agreement any Confidential Information of the other party (in such capacity, the “disclosing party”). The receiving party may use Confidential Information of the other party only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but not less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party. The receiving party will promptly notify the disclosing party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing party. Without limiting the foregoing, the parties acknowledge that Information relating to Compound or Product that is generated by or on behalf of Vical in performing its obligations under Section 2.1 of this Agreement includes valuable trade secrets and that it is in the interests of both parties to protect the confidentiality of such Information; provided, that nothing will limit or prevent Vical from using or disclosing such Information in connection with its discussions and activities outside the scope of the exclusive licenses granted to Astellas under the License Agreements with respect to Compounds and Products in the Field.

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10.2 Treatment of Vical Manufacturing Information. In addition to the other provisions herein, both parties recognize that maintaining the confidentiality and trade secret nature of the Vical Manufacturing Information requires a higher level of vigilance than other Confidential Information, and Astellas agrees to: (a) maintain in confidence Vical Manufacturing Information with the same degree of care that Astellas uses to protect its own like information (but no less than reasonable care); (b) strictly limit access to and use of Vical Manufacturing Information to employees, agents, consultants and other representatives of Astellas with a need to know such information; and (c) use Vical Manufacturing Information only for Manufacturing and supplying Products in the Field. Astellas shall ensure that any person having access to the Vical Manufacturing Information will be made aware of its highly confidential nature and will agree to be bound by confidentiality terms no less stringent than those in this Agreement. The obligations under this Section 10.2 shall survive and continue in effect for a period of […***…] ([…***…]) years after expiration or termination of the later to expire or terminate of the License Agreements; provided, however, that such obligations with respect to trade secrets included in the Confidential Information and identified and maintained as trade secrets by Vical will continue for so long as such trade secrets retain their legal status as trade secrets. Each of Vical and Astellas acknowledge and agree that Sections 10.3 and 10.4 shall apply to Vical Manufacturing Information; provided, that (i) Confidential Information of Vical disclosed to any contract manufacturer used by either party pursuant to this Agreement; and (ii) any Confidential Information of Vical received from such contract manufacturer, shall not cause such Confidential Information to fall within any exceptions to the definition of Confidential Information set forth in Section 10.3 or otherwise cease to be Confidential Information of Vical for any reason.

10.3 Exceptions. Confidential Information shall not include any information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information of the disclosing party.

10.4 Authorized Disclosure. The receiving party may disclose Confidential Information of the other party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) defending litigation as permitted by this Agreement;

(b) complying with applicable court orders or governmental regulations;

(c) in the case of Astellas, conducting development, manufacturing and/or commercialization activities in accordance with the license granted in the License Agreements, including making regulatory filings with respect to Products;

(d) in the case of Vical, as otherwise permitted in the License Agreements; and

(e) disclosure to Affiliates, sublicensees, subcontractors, employees, consultants, agents or other Third Parties who need to know such information for the development,

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manufacture and commercialization of Products in accordance with this Agreement or in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, sublicensee, subcontractor, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 10.

Notwithstanding the foregoing, in the event the receiving party is required to make a disclosure of the disclosing party’s Confidential Information pursuant to Section 10.4(a) or (b), it will, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as the receiving party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the receiving party agrees to take all reasonable action to avoid disclosure of Confidential Information of the disclosing party.

10.5 Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 10, each party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 10.6 as permitted under Section 10.4.

10.6 Public Announcements.

(a) Press Releases. As soon as practicable following the date hereof, the parties shall each issue a mutually agreed to press release announcing the existence of this Agreement. Except as required by applicable laws and regulations (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”) or any stock exchange on which securities issued by a party or its Affiliates are traded), neither party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each party may make any public statement, including statements in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other party pursuant to this Section 10.6 and which do not reveal non-public information about the other party. For avoidance of doubt, Vical shall have the right, without the prior written consent of Astellas, to announce events deemed material by its General Counsel; provided, however, that Vical shall consult with Astellas with regard thereto and provide reasonable opportunity for Astellas to review such announcement in advance. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text.

(b) Filing of Agreement. The parties will coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or any stock exchange or governmental agency on which securities

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issued by a party or its Affiliate are traded, and each party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each party will ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither party (or its Affiliates) will be obligated to consult with or obtain approval from the other party with respect to any filings to the SEC or any stock exchange or other governmental agency.

10.7 Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 10. In addition to all other remedies, the disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 10.

11. TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the earliest to occur of (a) the third anniversary of the First Commercial Sale of the first Product in the Field, (b) the date when Astellas notify Vical in writing that it will take over all the responsibility of Vical for the Manufacture and supply of Products in the Field after completion of the transitioning of responsibility for Manufacture and supply of Products in the Field to Astellas or its designated contract manufacturer pursuant to Section 3.2, and (c) the date of expiration or termination of the later to expire or terminate of the License Agreements, in each case unless terminated earlier pursuant to Section 11.2 (the “Term”). In the event a License Agreement terminates or expires (or terminates or expires with respect to any country or countries to the extent provided therein) prior to the end of the Term, then thereafter during the Term, subject to Section 11.3(b), all obligations of Vical under this Agreement with respect to the applicable country or countries shall terminate unless otherwise agreed by the parties.

11.2 Early Termination.

(a) A party shall have the right to terminate this Agreement upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within sixty (60) days (thirty (30) days with respect to any payment breach) after written notice from the terminating party requesting cure of such breach. Any such termination shall become effective at the end of such sixty (60) day (thirty (30) day with respect to any payment breach) period unless the breaching party has cured any such breach prior to the end of such period.

(b) A party shall have the right to terminate this Agreement upon written notice to the other party upon the bankruptcy, dissolution or winding up of such other party, or the making or seeking to make or arrange an assignment for the benefit of creditors of such other party, or the initiation of proceedings in voluntary or involuntary bankruptcy, or the appointment

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of a receiver or trustee of such other party’s property that is not discharged within ninety (90) days.

11.3 Effect of Expiration or Termination; Surviving Obligations.

(a) Transfer of Vical Manufacturing Information. In the event this Agreement is terminated prior to agreement to a plan regarding the transitioning of responsibility for Manufacture and supply of Products in the Field to Astellas or its designated contract manufacturer pursuant to Section 3.2, and one or both of the License Agreement(s) remain(s) in effect after such termination of this Agreement, the parties shall work together to agree to a plan for transitioning responsibility for the Manufacture and supply of Products to Astellas or its designated contract manufacturer promptly after such termination, and shall use Commercially Reasonable Efforts to implement such plan and complete such transfer as promptly as possible, but in any event within twenty four (24) months after such termination. Such plan shall provide for the transfer by Vical to Astellas or its designated contract manufacturer of all Vical Manufacturing Information and for Vical to provide reasonable assistance to enable Astellas or its designated contract manufacturer to Manufacture and supply Products in the Field in accordance with the licenses and sublicenses granted under the applicable License Agreements, such transfer and assistance to be provided at Astellas’ sole expense according to a budget included in such plan (including, without limitation, any expense to perform any necessary clinical studies required in connection with the transfer of the Manufacture and supply of Products in the Field to Astellas or its designated contract manufacturer). In the event this Agreement is terminated after the parties have agreed to a plan for transitioning responsibility for the Manufacture and supply of Products to Astellas or its designated contract manufacturer pursuant to Section 3.2, but prior to completion of such transition, and one or both of the License Agreement(s) remain(s) in effect after such termination of this Agreement, the parties shall work together to implement such plan and complete such transition, in accordance with the timelines set forth therein, in accordance with Section 3.2.

(b) Surviving Terms. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination including, without limitation, all obligations of Astellas to purchase any Compounds and Products ordered by it (or which Astellas is obligated to order pursuant to Section 4.2) prior to such termination. Without limiting the foregoing, the obligations and rights of the parties under Sections 5.4, 9.4, 9.5, 11.3, 11.4 and 11.5 and Articles 1, 10, 12 and 13 shall survive expiration or termination of this Agreement.

(c) Return of Confidential Information. Within […***…] days following the expiration or termination of this Agreement, each party shall deliver to the other party or destroy any and all Confidential Information of the other party in its possession, as per instruction by the party which owns such Confidential Information. Notwithstanding the foregoing, in case that either party has a license (or sublicense, as applicable) under any Confidential Information of the other party pursuant to either of the License Agreements following such expiration or termination of this Agreement, such party shall not be required to make delivery or destruction of such Confidential Information pursuant to this Section 11.3(c).

***Confidential Treatment Requested

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11.4 Exercise of Right to Terminate. The use by either party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto.

11.5 Damages; Relief. Subject to Section 11.4 above, termination of this Agreement shall not preclude either party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

12. INDEMNIFICATION

12.1 Indemnification by Vical. Vical hereby agrees to save, defend and hold Astellas, and its Affiliates and their respective directors, officers, employees and agents (each, a “Astellas Indemnitee”) harmless from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Astellas Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of (a) the gross negligence or willful misconduct of any Vical Indemnitee with respect to any obligations or activities contemplated by this Agreement, or (b) the breach by Vical of any warranty, representation, covenant or agreement made by Vical in this Agreement (except for breach by Vical of the warranty set forth in Section 9.1, other than a breach of the warranty set forth in Section 9.1(a) that cannot be discovered in the course of inspection or testing conducted by Astellas upon receipt of Compounds or Products, as applicable); except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Astellas Indemnitee or the breach by Astellas of any warranty, representation, covenant or agreement made by Astellas in this Agreement.

12.2 Indemnification by Astellas. Astellas hereby agrees to save, defend and hold Vical and its Affiliates and their respective directors, officers, employees and agents (each, a “Vical Indemnitee”) harmless from and against any and all Losses to which any Vical Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the gross negligence or willful misconduct of any Astellas Indemnitee with respect to any obligations or activities contemplated by this Agreement, or (b) the breach by Astellas of any warranty, representation, covenant or agreement made by Astellas in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Vical Indemnitee or the breach by Vical of any warranty, representation, covenant or agreement made by Vical in this Agreement.

12.3 Control of Defense. Any person entitled to indemnification under this Article 12 shall give notice to the indemnifying party of any Losses that may be subject to indemnification, promptly after learning of such Losses, and the indemnifying party shall assume the defense of such Losses with counsel reasonably satisfactory to the indemnified party. If such defense is assumed by the indemnifying party with counsel so selected, the indemnifying party will not be subject to any liability for any settlement of such Losses made by the indemnified party without its consent (but such consent will not be unreasonably withheld or delayed), and will not be obligated to pay the fees and expenses of any separate counsel retained by the indemnified party with respect to such Losses.

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13. GENERAL PROVISIONS

13.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding its conflicts of laws principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

13.2 Dispute Resolution.

(a) Objective. The parties recognize that disputes as to matters arising under or relating to this Agreement or either party’s rights and/or obligations hereunder may arise from time to time. It is the objective of the parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Section 13.2 to resolve any such dispute if and when it arises.

(b) Resolution by Executives. If an unresolved dispute as to matters arising under or relating to this Agreement or either party’s rights and/or obligations hereunder arises, either party may refer such dispute to the Chief Executive Officer of Vical and a senior executive of Astellas who reports directly to the Chief Executive Officer of Astellas (the Chief Executive Officer of Vical and such senior executive of Astellas, collectively, the “Executives”), who shall meet in person or by telephone within ten (10) days after such referral to attempt in good faith to resolve such dispute. If such matter cannot be resolved by discussion of the Executives within ten (10) days following such meeting (as may be extended by mutual written agreement), such dispute shall be resolved in accordance with Section 13.2(c).

(c) Arbitration.

(i) If the parties do not resolve a dispute as provided in Section 13.2(b), and a party wishes to pursue the matter, each such dispute that is not an “Excluded Claim” shall be resolved by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) as then in effect (the “ICC Rules”), and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The decision rendered in any such arbitration will be final and not appealable. If either party intends to commence binding arbitration of such dispute, such party will provide written notice to the other party informing the other party of such intention and the issues to be resolved. Within 30 days after the receipt of such notice, the other party may by written notice to the party initiating binding arbitration, add additional issues to be resolved.

(ii) The arbitration shall be conducted by a panel of three (3) arbitrators experienced in the pharmaceutical business, none of whom shall be a current or former employee or director, or a then-current stockholder, of either party, their respective Affiliates or any Sublicensee. Within thirty (30) days after receipt of the original notice of binding arbitration, each party shall select one person to act as arbitrator and the two party-selected arbitrators shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC in accordance with the ICC Rules. The place of

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arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(iii) It is the intention of the parties that discovery, although permitted as described herein, will be limited except in exceptional circumstances. The arbitrators will permit such limited discovery necessary for an understanding of any legitimate issue raised in the arbitration, including the production of documents. No later than thirty (30) days after selection of the arbitrators, the parties and their representatives shall hold a preliminary meeting with the arbitrators, to mutually agree upon and thereafter follow procedures seeking to assure that the arbitration will be concluded within six (6) months from such meeting. Failing any such mutual agreement, the arbitrators will design and the parties shall follow procedures to such effect.

(iv) Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other non-compensatory damages. The arbitrators shall have the power to order that all or part of the legal or other costs incurred by a party in connection with the arbitration be paid by the other party. Subject to the preceding sentence, each party shall bear an equal share of the arbitrators’ and any administrative fees of arbitration.

(v) Except to the extent necessary to confirm or enforce an award or as may be required by applicable law, neither a party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(vi) As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (A) the validity, enforceability or infringement of a patent, trademark or copyright or regulatory data exclusivity; or (B) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

13.3 Entire Agreement; Modification. This Agreement, including the Exhibits hereto, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. Except for the License Agreements and the side letter agreement between the parties, this Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein and therein, including the Confidentiality Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.4 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation,

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representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to products for control or prevention of CMV infection to a Third Party, whether by merger, sale of stock, sale of assets or otherwise (a “Sale”), provided that in the event of a Sale (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)), intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

13.7 Vical Third Party Contractors. The parties acknowledge and agree that Vical may use a Third Party contractor to perform development and regulatory activities and/or Manufacture and supply Compounds and Products under this Agreement and that the terms “Vical shall” or “Vical will” or the like, shall be deemed to be followed by the words “or Vical’s designated Third Party contractor will” or “or “Vical’s designated Third Party contractor shall” or “Vical shall require that its designated Third Party contractor shall” or the like, with respect to Vical’s development, regulatory, Manufacturing and supply obligations herein.

13.8 Non-Exclusive License. Vical shall, and hereby does, grant to Astellas a non-exclusive, […***…] worldwide license, with the right to sublicense and further sublicense, under Vical Technology which is made or developed by or on behalf of Vical in performing its obligations under this Agreement and funded by Astellas under this Agreement, for all uses.

***Confidential Treatment Requested

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13.9 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as otherwise provided in this Agreement with respect to Astellas Indemnitees under Section 12.2 and Vical Indemnitees under Section 12.1.

13.10 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

13.12 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile or electronic mail (email) transmission confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, five days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to Astellas, notices must be addressed to:

Astellas Pharma Inc.

3-11, Nihonbashi-Honcho 2-chome

Chuo-Ku, Tokyo 103-8411

Japan

Attention: Vice President, Legal

Facsimile: […***…]

With a copy to:

Astellas Pharma Inc.

3-11, Nihonbashi-Honcho 2-chome

Chuo-Ku, Tokyo 103-8411

Japan

Attention: Vice President, Licensing and Alliances

Facsimile: […***…]

***Confidential Treatment Requested

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If to Vical, notices must be addressed to:

Vical Incorporated

10390 Pacific Center Court

San Diego, California 92121

USA

Attention: Business Development

Facsimile: (858) 646-1150

Email: licensing@vical.com

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

USA

Attention: […***…]

Telephone: (858) 550-6000

Facsimile: (858) 550-6420

Email: […***…]

13.13 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

13.14 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Interpretation. All references in this Agreement to the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

***Confidential Treatment Requested

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(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Supply and Services Agreement as of the date set forth below.

ASTELLAS PHARMA INC.	VICAL INCORPORATED

By:	By:
Name: Yoshihiko Hatanaka	Name: Vijay B. Samant
Title: President and CEO	Title: President and CEO
Date: July , 2011	Date: July , 2011

SIGNATURE PAGE TO SUPPLY AND SERVICES AGREEMENT